Exhibit 99.9

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2019, by and among HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”), HC Group Holdings II, Inc., a Delaware corporation and wholly-owned subsidiary of Omega Parent (“Omega”), and the undersigned holders (each, a “Holder” and, collectively, the “Holders”) of shares of common stock, par value $0.0001 per share, or other securities of Bioscrip, Inc., a Delaware corporation (“Beta”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), by and among Omega Parent, Omega, Beta, Beta Sub, Inc., a Delaware corporation (“Merger Sub Inc.”), Beta Sub, LLC, a Delaware limited liability company (“Merger Sub LLC”), and HC Group Holdings III, Inc., a Delaware corporation, Merger Sub Inc. is merging with and into Omega (the “First Merger”) with Omega surviving as the surviving corporation and pursuant to which Omega Parent shall be issued shares of Beta common stock, par value $0.0001 as merger consideration, and, following the First Merger, Omega is merging with and into Merger Sub LLC with Merger Sub LLC surviving as the surviving company (the “Second Merger” and with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth therein;

WHEREAS, each Holder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Beta Common Stock and other securities of Beta, as is indicated opposite such Holder’s name on Schedule 1 attached hereto (together with any New Shares (as defined in Section 1(b)), the “Shares”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Omega Parent’s and Omega’s willingness to enter into the Merger Agreement, the Holders have agreed to enter into this Agreement; and

WHEREAS, all capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Omega Parent and Omega entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Omega Parent and Omega in connection therewith, the Holders, Omega Parent and Omega agree as follows:

AGREEMENT

1. Agreement to Retain Shares.

(a) Transfer. During the period beginning on the date hereof and ending on the Expiration Time (as defined in Section 6), each Holder agrees not to, directly or indirectly, (i) sell, assign, transfer, tender, convert, exchange or otherwise dispose of or encumber (including, without limitation, by creation of a Lien (as defined in Section 3(a)), except Liens arising under or imposed by applicable Law or pursuant to this Agreement, the Merger Agreement, the transactions contemplated thereby or any Permitted Transfers (as defined in this Section 1(a)) (“Permitted Liens”)) the Shares; (ii) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to any Shares or grant any proxy or power of attorney with respect thereto; (iii) enter into any contract, option, commitment, or other arrangement or understanding with respect to the direct or indirect sale, transfer, tender, exchange, assignment, or other disposition or encumbrance of (including, without limitation, by creation of a Lien with respect thereto (other than a Permitted Lien)) any Shares; or (iv) take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect, or have the effect of preventing, impairing, delaying, discouraging or disabling such Holder from performing its obligations under this Agreement; except, in the case of any action described in clauses (i), (iii) and (iv), (A) transfers of Shares to Affiliates or to a trust established for the benefit of the Holder; provided, however, that as a condition to such transfer, the recipient agrees in writing, in a form reasonably satisfactory to Omega Parent, to be bound by this Agreement and delivers a copy of such executed written agreement to Omega Parent; or (B) with Omega Parent’s prior written consent and in Omega Parent’s sole discretion (such exceptions set forth in clauses (A) and (B), a “Permitted Transfer”). Notwithstanding the foregoing, direct or indirect transfers of equity or other interests in the Holder by its equityholders is not prohibited by this Agreement. Any action (other than a Permitted Transfer) in violation of this provision shall be void. At the request of Omega Parent, each certificate or other instrument representing any Shares shall bear a legend that such Shares are subject to the provisions of this Agreement, including this Section 1.

(b) New Shares. Each Holder agrees that any shares of capital stock or other equity securities of Beta that such Holder purchases or with respect to which such Holder otherwise acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time, whether by the exercise, vesting or settlement of any Company Equity Awards or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Shares as of the date hereof, and the representations and warranties in Section 3 below shall be true and correct as of the date that record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired or obtained. Each Holder agrees to promptly notify Omega Parent in writing of the nature and amount of any New Shares. For the avoidance of doubt, any reference to Shares in this Agreement shall be deemed to include any New Shares.

2. Agreement to Vote Shares. Until the Expiration Time, at every meeting of the stockholders of Beta, however called, with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Beta with respect to any of the following, each Holder shall appear at such meeting (in person or by proxy) or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum and shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Holder shall be entitled to so vote: (i) in favor of the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment; (ii) in favor of any proposal to adjourn or postpone the meeting of the stockholders of Beta to a later date, if there are not sufficient votes for adoption and approval of the Merger Agreement; (iii) against any action, proposal, or agreement that would (or would reasonably be expected to) result in any of the conditions to Beta’s or any of its Subsidiaries’ obligations under the Merger Agreement not being fulfilled; and (iv) against any Acquisition Proposal or agreement, transaction, or other matter that is intended to, or would (or would reasonably be expected to), impede, impair, interfere with, delay, postpone, discourage, or otherwise adversely affect the consummation of the Mergers, the Beta Share Issuance or any of the other transactions contemplated by the Merger Agreement ((i) through (iv), the “Covered Proposals”). No Holder shall take or commit or agree to take any action inconsistent with the foregoing.

3. Representations, Warranties and Covenants of Holder. Each Holder hereby represents, warrants and covenants to Omega Parent and Omega as follows:

(a) except as set forth on Schedule 1, such Holder is the record and beneficial owner of the number of Shares indicated opposite such Holder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, pledges, grants, hypothecations, obligations, options, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), other than any Permitted Liens, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(b) such Holder does not own of record or beneficially, or otherwise have any right to acquire, any securities of Beta except as set forth on Schedule 1;

(c) such Holder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Holder’s entity power and have been duly authorized by all necessary entity actions on the part of such Holder, and such Holder has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby;

(d) this Agreement has been duly and validly executed and delivered by such Holder and, assuming the due authorization, execution and delivery hereof by Omega Parent and Omega, constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, and similar Laws affecting creditors’ rights and remedies generally;

(e) the execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations hereunder and the compliance by such Holder with any provisions hereof will not, violate or conflict with, result in a material breach of, constitute a default (or an event that with notice or lapse of time or both would become a material default) under, give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any Shares pursuant to (A) any agreement, instrument, note, bond, mortgage, contract, lease, license, permit, or other obligation or arrangement, (B) any order, arbitration award, judgment, or decree to which such Holder is a party or by which such Holder or any Shares is bound, (C) any Law to which such Holder or any Shares is subject, or (D) any charter, bylaw or other organizational document of such Holder;

(f) the execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement by such Holder does not and will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Person, including any Governmental Entity by such Holder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not (and would not reasonably be expected to) prevent, delay or impair the performance by such Holder of its obligations under this Agreement;

(h) there is no action pending against, or, to the knowledge (after reasonable inquiry) of such Holder, threatened in writing against such Holder or any Shares before or by any Person, including any Governmental Entity, that would (or that would reasonably be expected to) prevent, delay or impair the consummation by such Holder of the transactions contemplated by this Agreement, or otherwise impair such Holder’s ability to perform its obligations hereunder; and

(i) no Affiliate of such Holder other than the Holders party to this Agreement holds any securities of Beta; provided, however, that this clause (i) shall not apply to Blackwell Partners LLC – Series A (“Blackwell”).

4. Irrevocable Proxy. By executing this Agreement, each Holder does hereby appoint each of Omega Parent and Omega, with full power of substitution and resubstitution, as such Holder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Holder’s rights with respect to the Shares, to vote, and to execute written consents with respect to, each of such Shares solely with respect to the matters set forth in Section 2 hereof. Each Holder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Time. Each Holder affirms that the irrevocable proxy is given in connection with, and in consideration of, the execution of the Merger Agreement and that such irrevocable proxy is given to Omega Parent and Omega by such Holder to secure the performance of the duties of such Holder under this Agreement. Each Holder agrees not to grant any subsequent proxies to, or enter into any agreement with, any Person to vote or give voting instructions with respect to the Shares in any manner inconsistent with the terms of this irrevocable proxy until after the Expiration Time. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Time. Each Holder hereby revokes any proxies or powers of attorney previously granted with respect to the Shares to the extent necessary to grant the proxy included in this Section 4 with respect to the Covered Proposals and matters related thereto, and represents that none of such previously granted proxies or powers of attorney is irrevocable; provided, however, that no proxy or power of attorney from Blackwell to any Holder relating to the Shares shall be revoked. Omega Parent and Omega may terminate this proxy with respect to a Holder at any time in their sole discretion by written notice provided to such Holder.

5. No Solicitation. From and after the date hereof until the Expiration Time, each Holder will not, and will cause such Holder’s Representatives not to, directly or indirectly, (a) solicit, propose, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Omega, Omega Parent, Beta or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (c) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Acquisition Proposal, (d) agree, approve, recommend or propose to do any of the foregoing; (e) otherwise cooperate with, knowingly assist, participate in or facilitate any effort or attempt to make an Acquisition Proposal; (f) solicit proxies, become a “participant” in a “solicitation,” or take any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any matter that is not a Covered Proposal; or (g) become a member of a group (as defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Beta for the purpose of opposing, discouraging or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement. Each Holder shall immediately cease and cause to be terminated any discussions or negotiations with any Person and its Representatives related to the foregoing activities. Notwithstanding anything to the contrary contained herein, any Holder or its Representatives shall be entitled to participate in discussions or negotiations with any Person making an Acquisition Proposal with respect to entering into a voting agreement in support thereof substantially similar to the terms and conditions set forth herein in the event that Beta and its Representatives are permitted to engage in discussions or negotiations in response to such Acquisition Proposal pursuant to and in accordance with Section 5.2(a) of the Merger Agreement. Nothing in this Section 5 shall prohibit any Holder or any of its Representatives from informing any Person of the existence of the provisions of this Section 5. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, each Holder and its Affiliates will not be considered to be Affiliates of Beta or its Subsidiaries (including, without limitation, for purposes of the definition of Representative).

6. Blackwell. This Agreement and all provisions hereof, including without limitation any representation or warranty by Blackwell with respect to Shares, restrictions on transfer, and the obligation to vote (or cause to vote) Shares, shall apply to Blackwell only with respect to (ii) Shares shown as owned by Blackwell as set forth on Schedule 1 and (ii) any New Shares or other Shares at any time held by Blackwell that are subject to any investment management agreement between Blackwell and Coliseum Capital Management, LLC, and shall not apply in any respect to shares of Beta Common Stock or other equity securities of Beta otherwise held by Blackwell from time to time and which are not set forth on Schedule 1 or New Shares subject to any investment management agreement between Blackwell and Coliseum Capital Management, LLC.

7. Termination. This Agreement (other than this Section 7, and Section 8, which shall survive the termination) shall terminate automatically and shall have no further force and effect as of the earliest to occur of (i) February 11, 2020, (ii) the First Merger Effective Time, (iii) such date and time as the Merger Agreement shall be validly terminated in accordance with the terms and provisions thereof, (iv) the effectiveness of a written agreement executed by the parties hereto to terminate this Agreement, (v) upon any amendment, modification or waiver to the Merger Agreement that could reasonably be expected to materially and adversely affect any Holder with respect to its rights as a holder of Shares, or (vi) such date and time as the Preferred Repurchase Agreement shall be validly terminated in accordance with the terms and provisions thereof (the earliest of such times, the “Expiration Time”). Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement (other than this Section 7 and Section 8, which shall survive the termination); provided, however, that such termination or expiration shall not relieve any party from liability for any willful and material breach of this Agreement prior to termination or expiration thereof. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a willful and material breach of this Agreement.

8. No Suits. Each Holder further agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Holder, or the approval of the Merger Agreement by the Beta Board, breaches any fiduciary duty of the Beta Board or any member thereof.

9.	Miscellaneous.

(a) Entire Agreement; Amendments and Waivers. This Agreement and the Preferred Purchase Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any term of this Agreement may be amended or waived with the written consent of the parties hereto or their respective successors and assigns. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. Any amendment or waiver effected in accordance with this Section 8(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(c).

(d) Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in accordance with Section 8.2 of the Merger Agreement, including as to Omega Parent or Omega as described in Section 8.2 of the Merger Agreement, and to each Holder identified on Schedule 1 attached hereto at the address or as otherwise set forth for that Holder on that Schedule (or at such address or as otherwise set forth for a party as shall be specified by like notice).

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) Binding Effect and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators, and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that, notwithstanding the foregoing, Omega Parent may assign its rights and obligations under this Agreement to any Affiliate of Omega Parent.

(i) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, or otherwise create any third-party beneficiary hereto.

(j) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party; the exercise by a party of any remedy shall not preclude the exercise of any other remedy; and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

(k) Further Assurances. Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents, and other instruments as Omega Parent or Omega may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(l) Disclosure. Each Holder shall permit Beta, Omega Parent and Omega to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Omega Parent or Omega determines to be necessary or desirable in connection with the Merger and any other transactions contemplated by the Merger Agreement, such Holder’s identity and ownership of Shares and the nature of such Holder’s commitments, arrangements, and understandings under this Agreement. Each of Omega Parent and Omega shall use their reasonable best efforts to provide any applicable Holder with a draft of any such disclosure documents or press releases that such party plans to file or publish a reasonable period of time prior to the filing or publication thereof, and shall consider in good faith any comments made by each Holder with respect to such Holder’s identity and ownership of Shares and the nature of such Holder’s commitments, arrangements, and understandings under this Agreement. Each Holder agrees to notify Omega Parent as promptly as practicable of any required corrections with respect to any written information supplied by Holder specifically for use in any such disclosure document. For a period beginning on the date hereof and ending two (2) years following the termination of this Agreement or (y), no Holder shall, nor shall such Holder permit any of its Affiliates or Representatives to, issue any press release or make any other public statement (whether positive or negative) with respect to this Agreement, the Merger Agreement, or any of the transactions contemplated hereby or thereby without the prior written consent of Omega Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law. For avoidance of doubt, nothing herein shall prohibit any Holder from (i) ordinary course communications with its members, limited partners, prospective limited partners, or managed account counterparties, or (ii) amending any Schedule 13D or Schedule 13G in respect of this Agreement.

(m) No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Beta Board has approved, for purposes of any applicable anti-takeover Laws, and any applicable provision of Beta’s organizational documents, the transactions contemplated by the Merger Agreement, (ii) the Merger Agreement is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

(n) Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Holder, or a designee of a Holder, who is a director or officer of Beta from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director of Beta, in the Holder’s, or its designee’s, sole discretion on any matter. In this regard, a Holder shall not be deemed to make any agreement or understanding in this Agreement in such Holder’s or designee’s capacity as a director or officer of Beta.

(o) Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

HC GROUP HOLDINGS I, LLC

By:	/s/ Clifford Berman
Name:	Clifford Berman
Title:	Corporate Secretary

HC GROUP HOLDINGS II, INC.

By:	/s/ Clifford Berman
Name: Title:	Clifford Berman Corporate Secretary

[Signature Page to Voting Agreement]

Coliseum Capital Partners, L.P.
By: Coliseum Capital, LLC, its general partner

By:	/s/ Chris Shackelton
Name: Chris Shackelton
Title: Manager

Address for Notice:
c/o Coliseum Capital Management, LLC 105 Rowayton Avenue
Rowayton, CT 06853
Attn: Chris Shackelton

Coliseum Capital Partners II, L.P.
By: Coliseum Capital, LLC, its general partner

By:	/s/ Chris Shackelton
Name: Chris Shackelton
Title: Manager

Blackwell Partners, LLC – Series A
By: Coliseum Capital Management, LLC, Attorney-in-Fact

By:	/s/ Chris Shackelton
Name: Chris Shackelton
Title: Manager

[Signature Page to Voting Agreement]

Schedule 1

Holder and Address	Common Stock	Options	Restricted Stock Units	Warrants	Preferred Stock	Liens
Coliseum Capital Partners, L.P. 105 Rowayton Ave. Rowayton, CT 06853	1,167,330			1,133,188 – Class A 1,133,188 – Class B	6,813 – Series A 386,655 – Series C
Coliseum Capital Partners II, L.P. 105 Rowayton Ave. Rowayton, CT 06853	260,942			253,569 – Class A 253,569 – Class B	1,525 – Series A 86,520 – Series C
Blackwell Partners, LLC – Series A 105 Rowayton Ave. Rowayton, CT 06853	460,719			413,243 – Class A 413,243 – Class B	2,485 – Series A 141,002 – Series C